Exhibit 11

               Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.

                                                   Three Months Ended
                                                        March 31,
                                                    2000        1999
                                                 __________  __________
Numerator:
  Net income(loss)                               $3,889,000  $3,424,000
                                                 ==========  ==========
Denominator:
  Denominator for basic income (loss)
    per share - weighted average shares           7,195,192   7,169,563

Dilutive potential common shares -
  employee stock options                              5,966      31,115
                                                 __________  __________
Denominator for diluted earnings (loss)
  per share - adjusted weighted average shares    7,201,158   7,200,678
                                                 ==========  ==========